Exhibit 5.2


                                                     January 30, 2003


H. J. Heinz Finance Company
600 Grant Street
Pittsburgh, Pennsylvania, 15219

Ladies and Gentlemen:

     I am Vice President - Legal Affairs of H.J. Heinz Company, a Pennsylvania corporation (the "Guarantor") and have acted as counsel to you, a subsidiary of the Guarantor and a Delaware corporation (the "Company"), in connection with the Company's offer (the "Exchange Offer") to exchange its 6.625% notes due July 15, 2011, its 6.00% notes due March 15, 2012 and its 6.75% notes due March 15, 2032 (the "New Notes") for any and all of its outstanding 6.625% notes due July 15, 2011, its outstanding 6.00% notes due March 15, 2012 and its outstanding 6.75% notes due March 15, 2032 (the"Old Notes"). The New Notes will be subject to a Registration Statement on Form S-4 (File No. 333- 85064) (the "Registration Statement"). The New Notes are to be guaranteed (the "Guarantees") by the Guarantor. The Old Notes were issued, and it is proposed that the New Notes be issued, under an indenture dated as of July 6, 2001 among the Company, the Guarantor and Bank One, National Association, as trustee (the "Trustee") (as may be supplemented or amended from time to time, the "Indenture").

     I, or one of the attorneys under my supervision, have examined the Registration Statement, as amended, the Guarantees and the Indenture, as well as originals, or copies certified or otherwise identified to my satisfaction, of such other records and documents as I have deemed necessary as a basis for the opinion expressed below. In such examination, I have relied on the statements of facts


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H. J. Heinz Finance Company                2                   January 30, 2003


contained in the documents I examined, and I have assumed the genuineness of all documents submitted to me as copies and the authenticity of the originals of such latter documents and the genuineness of all signatures and seals on all documents I have examined.

     Except as expressly set forth herein, I have not undertaken any independent investigation whatsoever to determine the existence or absence of such facts or any other matter and have not undertaken or caused to be undertaken any review whatsoever of court filings or other public records, and no inference as to my knowledge concerning such facts or other matters should be drawn from the fact that such limited investigation has been undertaken by me.

     Based on the foregoing and subject to the qualifications stated below, it is my opinion that the Guarantees have been duly authorized by the Guarantor.

     I am qualified to practice law in the Commonwealth of Pennsylvania and I do not purport to be an expert on and do not express an opinion on the laws of any jurisdiction other than the Commonwealth of Pennsylvania and the United States of America.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer.

     This opinion is rendered in connection with the above matter. Davis Polk & Wardwell, as special counsel to the Company for the Exchange Offer, may rely upon this opinion.

                                            Very truly yours,

                                            /s/ Theodore N. Bobby
                                            ---------------------
                                            Theodore N. Bobby